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                                                                    Exhibit 99.2

                                    [LOGO]


                HealthCentral Announces Reduction in Workforce

Emeryville, California. - September 20, 2001 - HealthCentral (Nasdaq: HCEN), a leading provider of healthcare e-commerce and content, today announced a reduction in its workforce of approximately 60 employees in order to reduce operating costs. The remaining employees total approximately 80 people.

Also, the Company anticipates net revenue for the third quarter of 2001 ending September 30, 2001 will be lower than previously expected.

About HealthCentral

HealthCentral (Nasdaq: HCEN) is a leading provider of healthcare e-commerce to consumers through WebRx(SM), a network of sites representing the consolidation of Vitamins.com, HealthCentral.com, RxList.com and others. Its e-commerce site, WebRx(SM) (www.webrx.com), features more than 20,000 products. WebRx(SM)
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features one of the largest on-line selections of vitamins, a Vision Center and a Comfort Living department (www.comfortliving.com) with a broad range of
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products including maternity and baby care, ergonomic chairs, water purifiers and an extensive line of allergy control products. HealthCentral.com (www.healthcentral.com) provides health-related information and commentary by
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Dr. Dean Edell, MD and other experts. RxList.com (www.rxlist.com) provides both
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patient-focused and professional-focused prescription drug information monographs.

Forward Looking Statements:

Except for historical information, the statements in this news release are forward-looking statements, involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the possible delisting of the Company's stock from the Nasdaq Market, the Company's limited operating history and need to generate revenues, the Company's need to raise additional cash, the substantial competition in the e-health market, the Company's ability to successfully implement its operational plan, possible liability related to product or content on or accessed through the Company's web sites, the need to build a brand name quickly, the effect of substantial and changing government regulation, possible systems interruptions, a failure to integrate acquisitions or manage resources, and a failure to retain key employees. Further information regarding these and other risks is included in HealthCentral.com's Quarterly Reports on Form 10-Q for the quarters ended June 30,
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2001 and March 31, 2001, Annual Report on Form 10-K for the year ended December
31, 2000 and other documents filed with the SEC.

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For Information Contact:

Diane Jankiewicz
HealthCentral Investor Relations
Phone: 510-250-2658
dianej@healthcentral.com

Melanie Hilario
HealthCentral Public Relations
Phone: 510-250-3806
melanie.hilario@healthcentral.com